Exhibit 99.02

Contacts:	Lana Coliban (media)	Willard Coburn CFA (investors)
	lana@Borrowmoney.com	ir@borrowmoney.com

The BorrowMoney.com Company Adds

William Willard Coburn to the Board of Directors

August 26, 2020 - The BorrowMoney.com Company (OTC: BWMY) (“BorrowMoney.com, Inc”) announced today the election of William Willard Coburn to its Board of Directors. “We selected William because we value his deep financial acumen, his passion for technology and his strong belief in growing a better world,” said Aldo Piscitello, Chairman of the Board of Directors. “These are the same qualities we value on our Board and within The BorrowMoney.com Company. We welcome William and look forward to gaining from his innovative and global perspective. I am confident that he will be a positive addition to our Board and to BorrowMoney.com.”

William

CAREER HIGHLIGHTS

● BIOGRAPHY William Coburn is a conscious co-creator on a mission to unite humanity to solve the world’s greatest problems, become a multi-planetary species and ascend the collective consciousness. He has been involved in entrepreneurial projects since he was in middle school beginning with helping his mother with a Non-profit that provides a SaaS for consumers to choose the Non-profit of choice on a company’s website after purchasing their product and/or service. William’s conscious acumen for collaboration and disruptive change brought him to a technology consulting firm called Varfaj Partners in January of 2019. He decided to drop out of Wesleyan University in order to pursue the venture by consulting small businesses and entrepreneurs tackle the world’s problems. He learned about the many facets of creating a successful business and how to consciously co-create for a better future. He brought in many clients from all sectors of business including entertainment, music, retail, real estate, and all walks of life aiding in the growth and development from first principle analysis in ideation to business structure, design thinking to get the crux out of the idea in order for there to be an opportunity for the emergence of real impact. He was the Digital Strategist for a disruptive CBD/THC Company called Sol Santa Fe Holding Co. with a scientific board looking to bring the education that the world desperately needs to adapt to natural ways of healing and curing diseases. He became involved with a start-up called FaceTrace LLC where he helped with the literature for the Pitch Deck and brought in a developer for a presentable beta-version in investor meetings. He is connected with a network of investors all over the world. His passion for exponential change brought him to Singularity University where he began seriously studying exponential technologies. He decided to leave Varfaj Partners taking a new position as the Chief Executive Officer of an international transdisciplinary group (Think Tank) of forward thinkers called Transdisciplinary Agora For Future Discussions (TAFFD’s) founded in January, 2019. He was the publisher and contributing editor of their Transhumanist Magazine published in February of 2020, which presents groundbreaking articles in Philosophy (Fear-ism), Artificial Intelligence, Immortality, Quantum Computing and Robotics, Bio-Technology, Nano-Technology, Digital Fabrications, Networks and Computing Systems, Medicine and Neuroscience, Biophysics, Design, Entrepreneurship, Communication, Finance, Economics, Future Studies and Forecasting, the Future of Work, Policy, Law & Ethics, the Technological Singularity, Humanitarian Challenges, Balance-ology, Political Corruptions, Serious Crimes, Corrupt Wrong-doings, Administrative Reviews, Political Reviews, Review of Mainline Books and Company Reviews. The Magazine included Annual Top 5’s for the following categories: Examples of Cooperative Social Efforts, Innovative Books, Global Leaders & Entrepreneurs, top International Presidents and discussed family/marriage, human behavior: love, hatred, happiness, and inspiration, literary, visual, music and experiential. William helped organized and was a speaker at TAFFD’s International Conference on Future Africa: Sustaining the Source with the theme: “Compliance to Global Sustainability.” William’s many endeavors brought him to Fort Lauderdale, Florida to explore new horizons. He continues to explore new endeavors and is an experimentalist in alternative and new age healing/medicine, specifically fungi, myco-restoration psychedelic therapy, the microbiome, and cold/disciplined breathing techniques that are changing the way we look at the human potential, disease, and more. He decided to step down as CEO of TAFFD’s to Honorary Member so he could investigate more into new age consciousness ideas that he can bring forward to TAFFD’s, Singularity University, other organizations, and all of humanity. Upon his resignation, he united with Aldo Piscitello, learned about what he had created and immediately saw the potential to help humanity bring about exponential change with this powerful money marketplace solution. He has also recently become a teacher at GiveNation: a non-profit that gamifies money for children in order to learn how to save, invest, donate and earn more funds using smart contracts with Blockchain technology. Children will learn how to give to charities and how their impact can catalyze global change in alignment with the 17 United Nations Sustainable Development goals.